Form 8-K
                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)

                                January 27, 1999

                                BB&T Corporation
             (Exact name of registrant as specified on its charter)

                        Commission file number: 1-10853

          North Carolina                                    56-0939887
     (State of Incorporation)               (I.R.S. Employer Identification No.)

        200 West Second Street
     Winston-Salem, North Carolina                               27101
(Address of principal executive offices)                       (Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower right hand corner.

ITEM 5.  OTHER EVENTS

     The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation's Board of Directors has approved a new plan to repurchase up to 1.6 million shares of its common stock in connection with the proposed acquisition of MainStreet Financial Corporation of Martinsville, Virginia.

EXHIBIT INDEX

Exhibit 99.1   Announcement that the BB&T Corporation Board of
               Directors has approved a new plan to repurchase up to 1.6 million shares of its common stock.

January 27, 1999


     BB&T Corporation (NYSE:BBK), acting under authority granted by the Board of Directors, announced a new plan to repurchase shares of its common stock in connection with the proposed acquisition of MainStreet Financial Corporation of Martinsville, Virginia. A maximum of approximately 1.6 million shares may be repurchased before the merger date. However, the actual number repurchased cannot exceed the limit allowable under pooling-of-interests accounting criteria. The authority to repurchase these shares will lapse at the effective date of the merger, which is expected to be in early March.

     In February 1998, BB&T announced a plan to repurchase up to 10 million shares of its common stock periodically as needed for issuance in specific business combinations to be accounted for as purchases. Through December 31, 1998, approximately 6.9 million shares had been repurchased pursuant to this authority.

SIGNATURES

     Pursuant to the requirements of thee Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           BB&T CORPORATION
                                             (Registrant)

                                           By:  /S/ SHERRY A. KELLETT

                                                  Sherry A. Kellett
                                  Senior Executive Vice President and Controller
                                           (Principal Accounting Officer)

Date:  January 27, 1999